SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Quaker Investment Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒		No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐	Fee paid previously with preliminary proxy materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Quaker Investment Trust
Biotech Pharma-Healthcare Fund
Telephone Proxy Solicitation Script
(Level I)

Good (morning, afternoon, evening,) my name is (Full Name).  I am calling about a current investment with Quaker Investment Trust.  May I please speak with Mr./Mrs. (full name)?

Good _____________ Mr./Mrs. ___________, I wanted to confirm that you have received the proxy material for the shareholder meeting scheduled for March 11, 2009.  Have you received the information?

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone.

Your Board of Directors is recommending a vote in favor.

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone.

However, the Board of Directors is recommending a vote in favor.

If shareholder asks to review the meeting agenda over the phone:

The Board is seeking shareholder approval of the Liquidation at the Meeting.

The Board has determined that it is advisable and in the best interests of the Fund and its shareholders to liquidate and dissolve the Fund.  The Board, including all of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund, unanimously approved the Liquidation, and unanimously adopted the resolutions approving the Plan as the method of liquidating and dissolving the Fund by written consent on October 23, 2008.  Several factors, including those described below, influenced the Board’s determination that the Fund be closed and liquidated.

Shareholders are free to redeem their shares without a redemption fee prior to the Effective Date of the Plan.

Additionally, shareholders have several options for the disposition of their Fund shares.  The particular circumstances of each individual shareholder will help dictate which option to choose.  You are advised to consult your investment adviser or tax adviser about which option may best minimize the impact of the Fund liquidating your Fund shares.

Would you like to vote along with the Board’s Recommendation?

Would you like to vote all of your accounts accordingly?

*Confirmation – I am recording your (in favor/against/abstain) vote.

For confirmation purposes:

•	Please state your full name. (pause for response)

•	According to our records, you reside in (city, state, zip code). (pause)

•	To ensure that we have the correct address for the written confirmation, please state your street address. (pause for response)

Thank you.  You will receive written confirmation of your voting instructions in 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr./Ms. ___________, your vote is important and your time is greatly appreciated.  Thank you and have a good (insert appropriate closing).

Rebuttals
If shareholder asks what we mean by “all accounts accordingly”
“This means would you like to vote all of your accounts ________.”  (In favor, against, or abstaining)
If shareholder asks how many accounts he has.
“Currently my system shows ____ accounts, but depending on how the account is registered, additional accounts may not be grouped with your main account.”
If shareholder will not vote until the material is received:
Due to time constraints, we are e-mailing proxy materials to ensure delivery before the meeting date.